Exhibit 10.35

Solo Cup Company 2007 Management Incentive Plan

Plan Name

•	The Solo Cup Company Management Incentive Plan (The “Plan”).

Purpose

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The Plan is meant to provide short-term incentive compensation to individuals in key positions who contribute significantly to the growth and success of Solo Cup. It is focused on annual performance against Company goals and individual goals.

The Plan is designed to achieve the following objectives:

•	Establish a clear link between results and rewards in order to drive performance and accountability;

•	Provide competitive award opportunities commensurate with results achieved; and

•	Reward above-average performance with above-average total cash compensation.

Effective Date

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The effective date of the Plan will be January 1, 2007. The Plan is intended to cover fiscal year 2007 and will remain in effect unless earlier terminated by the Executive Committee, which consists of the President and CEO, the EVP & CFO and the EVP – HR and General Counsel.

Plan Year/Cycle

•	The Plan year will correspond to the calendar year, from January 1 through December 31.

Eligibility

•	Incentive opportunities will vary by position, based on responsibility and position scope.

•	All salaried employees within Salary Grade 6 and above, hired before October 1st of the current Plan calendar year, are eligible for participation in the Plan.

Funding

•	The Plan will be paid out of the general assets of the Company, and any payment thereunder will be contingent upon the achievement of certain Company financial goals.

Performance Measures

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The Company performance measures selected will be based on the Company’s strategic direction and therefore, can change from year to year. The Executive Committee will establish the Company performance measures at the beginning of each year.

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The Individual performance measures will be established and reviewed to ensure alignment with the Company’s strategic goals. These measures must be approved by the participant’s manager, as well as, his or her corresponding EVP or SVP.

Solo Cup Company 2007 Management Incentive Plan

Award Opportunities

•	Each participant will have a threshold, target, and maximum incentive award opportunity expressed as a percentage of annualized base salary.

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Attainment of the Company performance threshold will reflect a 50% payout. If the threshold (minimum) level of the Company financial goal(s) is not achieved, there will be no individual or Company component award payouts.

•	Attainment of the Company maximum target will reflect a 200% payout. If actual Company performance is above the maximum level, the award will be the maximum award allowable under the Plan.

•	If actual Company performance is between either the threshold and target, or target and maximum levels, the award will be determined based on interpolation between performance levels.

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Earned awards will be calculated based on the annual base salary as of the end of the plan year (December 31). The participant must be “actively employed” on the day of payment in order to receive an award.

•	‘Exhibit A’ attached hereto contains the specific performance measures and payout opportunities for 2007.

Determination of Awards

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As soon as practicable after the close of the plan year, the Executive Committee will finalize the actual level of performance for each stated Company performance criteria. This actual level of performance will be compared to the target and any deviation from target will be computed. This deviation from target, expressed as a percentage, will determine the actual payouts.

•	The President and CEO will approve final awards and will make discretionary adjustments, if appropriate, to reflect the relative performance of each participant.

Form of Payment

•	All awards will be paid in cash, in one lump sum, less any required legal withholdings. The award is subject to 401(k) deferrals, if an election is currently in force when the award is paid out.

Timing of Award Payment

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Awards will be paid annually, as soon as practical after the end of the plan year. Past practice would indicate awards would typically be paid at the end of March or early April of the following calendar year.

Solo Cup Company 2007 Management Incentive Plan

Change of Status

•	In the event of a change of status, payment will be determined as follows:

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New Hires. The award opportunity will be prorated on a daily basis beginning with the date of employment and continuing through the end of the plan year (based on 365 available days). Employees hired after October 1st will be eligible for participation beginning on January 1 of the next calendar year.

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Promotion. Promotions are defined as any change which elevates the Employee’s grade level during the calendar year. Award will be prorated based on the award opportunity and annualized base salary as of the final day that the incumbent held each eligible position during the calendar year.

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Death or Disability. Award will be prorated based on the award opportunity and annual base salary of the incumbent and the number of months the incumbent actually participated in that plan year. The award will be paid to the participant’s designated beneficiary.

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Voluntary Termination, Termination for Cause, Involuntary Termination, or Demotion. Any or all of the awards under the Plan for the year will be forfeited upon the occurrence of any of these events if prior to the day of payment. Demotions to a lower grade level that are still MIP eligible will result in the participant’s award opportunity to be prorated based on the award opportunity and annualized base salary as of the final day that the participant held each eligible position during the calendar year.

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Leaves of Absence. Participants who have been on an approved Leave of Absence for medical or other reasons for periods greater than 30 days in length during the fiscal year may receive a prorated portion of their earned incentive award. This prorated portion is based on the time worked during the year.

Miscellaneous

•	The Company pays all costs of the Plan.

•	The Company will withhold taxes in the appropriate amounts and at the appropriate times on all payouts.

•	Awards under the Plan are not transferable by participants.

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This Plan is not a contract of employment, nor is any portion of the Plan to be construed as a contract for continued employment, whether for the duration of the Plan, or thereafter. Nothing in this plan alters the terms or conditions of employment at-will.

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No Participant shall have the right to anticipate, sell, transfer, assign, pledge or encumber his or her right to receive any award made under the Plan until such an award becomes payable to him or her.

•	No Participant shall have any lien on any assets of the Company by reason of any award made under the Plan.

Administration

The Executive Committee administers this Plan and has the right to review this program annually and to make changes in Plan participation, target incentives, determination of performance factor benchmarks or any other aspect of this Plan.

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